Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160198
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 13, 2009)

350,000 Shares

Common Stock

We are offering up to 350,000 shares of our common stock in this offering.

Our shares are listed on the Nasdaq Global Market under the symbol “PNNW.” The last sale price as reported on the Nasdaq Global Market on December 9, 2009 was $23.35 per share.

We have granted to Janney Montgomery Scott LLC an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to 52,500 additional shares of common stock upon the same terms to cover over-allotments, if any.

Investing in our common stock involves risks, including risks related to an ongoing eminent domain proceeding against us by the City of Nashua, New Hampshire. See “Risk Factors” on page S-6.

	Per Share	Total

Public offering price	$21.00	$7,350,000
Underwriting discounts and commissions	$0.98	$343,000
Proceeds, before expenses, to Pennichuck Corporation	$20.02	$7,007,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Janney Montgomery Scott LLC expects to deliver the shares on or about December 15, 2009.

Janney Montgomery Scott

The date of this prospectus supplement is December 10, 2009.

Prospectus Supplement
About This Prospectus Supplement	S-1
Forward-Looking Statements	S-2
Summary	S-3
Risk Factors	S-6
Use of Proceeds	S-7
Capitalization	S-8
Common Stock Price Range and Dividends	S-8
Ongoing Eminent Domain Proceeding	S-9
Underwriting	S-10
Experts	S-11
Legal Matters	S-11

Prospectus
Summary	1
Risk Factors	2
Ongoing Eminent Domain Proceeding	2
Forward-Looking Statements	2
Description of Capital Stock	3
Plan of Distribution	4
Use of Proceeds	6
Where You Can Find More Information	7
Incorporation of Certain Documents by Reference	7
Experts	8
Legal Matters	8

You should rely only on the information contained in, or incorporated by reference into, this document. We have not, and the underwriter has not, authorized anyone to give you different or additional information. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date. This document is not an offer to sell, nor is it seeking an offer to buy, shares of our common stock in any jurisdiction in which the offer or sale is not permitted.

ABOUT THIS PROSPECTUS SUPPLEMENT

For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, when we refer to “us,” “we,” or “ours,” we are describing ourselves, Pennichuck Corporation, together with our subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to, updates and changes information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, including information about other types of offerings of our common stock that we may make under the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we reference in the section titled “Incorporation of Certain Information by Reference.” The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or the SEC, may automatically update and supersede this information.

To avoid repeating information in this prospectus supplement that we have already filed with the SEC, we have incorporated by reference the filings (File No. 000-18552) listed below. This information is considered a part of this prospectus supplement.
These documents are as follows:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Our Current Report on Form 8-K filed with the SEC on March 4, 2009;

•	Our two Current Reports on Form 8-K filed with the SEC on March 19, 2009;

•	Our Current Report on Form 8-K filed with the SEC on August 19, 2009;

•	Our Current Report on Form 8-K filed with the SEC on October 5, 2009;

•	Our Current Report on Form 8-K filed with the SEC on December 2, 2009; and

•	Our two Current Reports on Form 8-K filed with the SEC on December 9, 2009.

All documents that we file after the date of the initial registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus. All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein, are forward-looking statements intended to qualify for safe harbors from liability under the Private Securities Litigation Reform Act of 1995, as amended (and codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). The statements are made based upon, among other things, our current assumptions, expectations and beliefs concerning future developments and their potential effect on us. In some cases you can identify forward-looking statements where statements are preceded by, followed by, or include the words “in the future,” “believes,” “expects,” “anticipates,” “plans” or similar expressions, or the negative thereof.

Forward-looking statements involve risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such factors include, among other things, the outcome of pending eminent domain proceedings against some of our water utility assets (including the outcome of the pending eminent domain appeal before the New Hampshire Supreme Court and any negotiations with the City of Nashua, New Hampshire to reach a comprehensive settlement in lieu of an eminent domain taking), the success of applications for rate relief, changes in governmental regulations, changes in the economic and business environment that may impact demand for our water and real estate products, changes in capital requirements that may affect our level of capital expenditures, changes in business strategy or plans and fluctuations in weather conditions that impact water consumption. These risks and others are described elsewhere in this prospectus supplement, including particularly under the caption “Risk Factors.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the shares we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein and therein, including the “Risk Factors” section in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008, in their entirety before making an investment decision.

The Company

We are a holding company whose income is derived from the earnings of our five wholly-owned subsidiaries. We are engaged primarily in the collection, storage, treatment and distribution of potable water for domestic, industrial, commercial and fire protection service in New Hampshire through our three utility subsidiaries: Pennichuck Water Works, Inc. (“Pennichuck Water”), Pennichuck East Utility, Inc. (“Pennichuck East”) and Pittsfield Aqueduct Company, Inc. (“Pittsfield Aqueduct”). The businesses of our other two wholly-owned subsidiaries include non-regulated water management services and real estate management and commercialization.

Our water utility revenues constituted 91% of our consolidated revenues for the year ended December 31, 2008 and 92% of our consolidated revenues for the nine months ended September 30, 2009. Pennichuck Water, our principal subsidiary which was established in 1852, accounted for 71% of our consolidated revenues for 2008 and 72% of our consolidated revenues for the nine months ended September 30, 2009. Pennichuck Water’s franchise area presently includes the City of Nashua, New Hampshire (the “City”) and ten surrounding municipalities.

Our principal executive office is located at 25 Manchester Street, P.O. Box 1947, Merrimack, New Hampshire 03054-1947, and our telephone number is (603) 882-5191. Our Internet website is located at www.pennichuck.com. However, the information in, or that can be accessed through, our website is not part of, or incorporated into, this prospectus supplement or the accompanying prospectus and should not be relied upon in deciding whether or not to invest in our common stock.

The Offering

Common stock offered by us	350,000 shares

Common stock to be outstanding immediately after this offering (1)	4,614,058 shares

Nasdaq Global Market symbol	PNNW

Annualized dividend rate	$0.70 per share

Use of Proceeds	We intend to use the net proceeds from this offering to repay outstanding indebtedness, and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 39 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and page 14 of our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of factors you should consider carefully before deciding whether to invest in the shares of common stock being offered by this prospectus supplement.

(1) The shares of our common stock to be outstanding after the offering is based on 4,264,058 shares outstanding as of December 9, 2009.

Summary Consolidated Financial Data

The following tables summarize certain of our consolidated financial information. This information is taken from our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our unaudited financial statements as of and for the nine months ended September 30, 2009 and September 30, 2008 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. We urge you to read these financial statements, together with the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in each of those documents.

Income Statement Data:

	Nine Months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
	(In thousands, except per share data)

Total operating revenues	$24,948	$23,122	$30,979	$29,535	$24,481
Total operating expenses	18,363	17,615	23,569	21,869	20,828
Operating income	6,585	5,507	7,410	7,666	3,653
Interest expense	2,762	2,735	3,649	2,875	2,501
Net income	2,069	4,195	4,721	3,581	570
Net income per common share:
Basic	$0.49	$0.99	$1.11	$0.85	$0.14
Diluted	$0.48	$0.98	$1.11	$0.84	$0.14
Weighted Average shares outstanding:
Basic	4,255	4,237	4,240	4,222	4,205
Diluted	4,272	4,268	4,266	4,269	4,216
Dividends declared per common share	$0.525	$0.495	$0.66	$0.66	$0.66

Balance Sheet Data:

	As of September 30,		As of December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
	(In thousands)

Property, plant and equipment, at original cost less accumulated depreciation	$153,679	$148,432	$151,319	$140,326	$124,160
Total assets	177,835	176,140	174,954	168,588	144,905
Short-term debt (1)	13,942	7,713	6,664	6,675	474
Long-term debt, less current portion	54,235	63,017	59,586	57,997	47,696
Common shareholders’ equity	47,877	47,958	47,780	45,565	44,550

(1)	Includes current portion of long-term debt and notes payable to banks.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risk factors incorporated by reference into this prospectus supplement under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should also refer to other information contained in or incorporated by reference into this prospectus supplement, including our financial statements and the related notes incorporated by reference herein and the section entitled “Ongoing Eminent Domain Proceeding” on page S-9. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

USE OF PROCEEDS

Based on the offering price of $21.00, we estimate that the net proceeds to us from this offering will be approximately $6.8 million ($7.8 million if the underwriter’s over-allotment option is exercised in full), after the payment of assumed underwriting discounts and commissions and estimated offering expenses by us.

We expect to use all of the net proceeds from the sale of these securities to fund all or a substantial portion of the repayment of our outstanding indebtedness under a $5.0 million note due March 4, 2010 as well as borrowings under our short term line of credit ($3.6 million at September 30, 2009) and for general corporate purposes. The interest rate on the $5.0 million note is fixed at 5.00%, while the borrowings under our line of credit are at various rates based on Prime and LIBOR.

CAPITALIZATION

The following table sets forth, as of September 30, 2009, our capitalization (i) on an actual basis, and (ii) on an adjusted basis to give effect to the sale of the shares of common stock we are offering with this prospectus supplement at an offering price of $21.00 per share, after deducting the underwriter’s discount and our estimated offering expenses and the anticipated application of the net proceeds from this offering as described in “Use of Proceeds” assuming that the underwriter does not exercise its over-allotment option. You should read this table in conjunction with our Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 that is incorporated by reference into this prospectus supplement.

	As of September 30, 2009
	Actual	% of Capitalization	As Adjusted	% of Capitalization
	(Unaudited)
	(In thousands)

Common shareholders’ equity:
Common stock, $1.00 par value	$37,398	36.6%	$44,155	40.6%
Earnings reinvested in the business	10,479	10.3%	10,479	9.6%
Long-term debt, excluding current maturities	54,235	53.1%	54,235	49.8%

Total capitalization	$102,112	100.0%	$108,869	100.0%

Short Term Debt	$13,942		$7,185

(1)	Includes current maturities of long-term debt.

(2)	The “As Adjusted” amount includes a repayment of existing long-term debt which will be repaid on maturity as of March 4, 2010.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “PNNW.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the Nasdaq Global Market and the cash dividends declared per share.

			Quarterly Dividend
	High	Low	Per Share

2009
Fourth Quarter (through December 9, 2009)	$24.50	$20.57	$0.175
Third Quarter	24.80	21.01	0.175
Second Quarter	23.24	19.69	0.175
First Quarter	21.90	16.56	0.175
2008
Fourth Quarter	$23.45	$14.75	$0.165
Third Quarter	23.79	19.25	0.165
Second Quarter	24.61	21.05	0.165
First Quarter	28.48	20.89	0.165
2007
Fourth Quarter	$26.71	$23.72	$0.165
Third Quarter	26.92	23.26	0.165
Second Quarter	26.88	22.87	0.165
First Quarter	24.45	20.05	0.165

The closing price of our common stock as reported on the Nasdaq Global Market on December 9, 2009 was $23.35 per share.

ONGOING EMINENT DOMAIN PROCEEDING

The City of Nashua, New Hampshire (the “City”) is engaged in an ongoing effort that began in 2002 to acquire all or a significant portion of the assets of Pennichuck Water through an eminent domain proceeding. The following description of the eminent domain proceeding is qualified in its entirety by information regarding the eminent domain proceeding and related matters that is contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act, and by any additional information that may be included in any applicable prospectus supplement.

Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 contains a summary of the principal rulings of the New Hampshire Public Utilities Commission (“NHPUC”) in the pending eminent domain matter with the City, the pending appeal before the New Hampshire Supreme Court (the “Supreme Court”), and our perspective on why a negotiated settlement with the City could be more advantageous for each party than an eminent domain taking.

As we have previously disclosed, we have engaged in settlement discussions with the City, including discussions regarding a comprehensive settlement involving the acquisition of Pennichuck Corporation stock. The terms of our confidentiality agreement with the City preclude us from disclosing details of our settlement discussions, though through the date of this prospectus supplement, those discussions have been inconclusive. We do not have an agreement or understanding with the City regarding any of the material terms of a comprehensive settlement, including the structure of such a settlement and the valuation of Pennichuck Corporation’s material assets. Consequently, we have no reason to believe that a comprehensive settlement is imminent. Moreover, we believe that it is likely that neither the City nor the Company will be willing to make significant concessions in any settlement negotiations before the Supreme Court renders its decision. On December 8, 2009, the City announced that it had notified its advisors to cease any current work on behalf of the City in connection with a possible negotiated settlement with Pennichuck, and that the City will continue to vigorously pursue its pending Supreme Court appeal, in which oral arguments have been scheduled for January 21, 2010. Regardless of the outcome of the Supreme Court decision, however, and in recognition of the City’s interest in acquiring the water system that serves its residents, we are willing to consider any and all credible acquisition proposals by the City.

There can be no assurance that the City would ultimately choose to acquire all or a substantial portion of our assets, whether through the pending eminent domain proceeding or a negotiated settlement. A decision by the City to proceed with an acquisition of all or a substantial portion of our assets would likely require the approval of two-thirds of the City’s Board of Aldermen after there is a final determination of the price that the City must pay for those assets, and the terms of any related financing are finalized. If the Supreme Court upholds the NHPUC’s July 25, 2008 order, we believe that the total cost to the City to accomplish its stated objectives, including the acquisition of our undeveloped land, would likely be at least $250 million, and we expect that the City would not continue to pursue an eminent domain acquisition on those terms. Moreover, although we have publicly stated that regardless of the outcome of the Supreme Court decision, the Company is willing to consider any and all credible acquisition proposals by the City, the City may decide at any time, whether before or after the Supreme Court decision, that it no longer wishes to engage in settlement negotiations.

In the City’s December 8, 2009 announcement, it stated that although it was not foreclosing the possibility of further discussions, it is not prepared to pursue a transaction at a value in excess of the City’s view of Pennichuck’s fair market value under the circumstances. The City also stated that, in the view of its advisers and based upon publicly available information, the fair market value for Pennichuck, including our principal subsidiary Pennichuck Water, is “about $25 per share.” Pennichuck notes the valuation of Pennichuck by the City’s advisers is materially less than the valuation of Pennichuck Water determined by the NHPUC in the eminent domain proceeding but has no further comment at this time regarding the City’s statements or the views of its advisers included in the City’s December 8 announcement.

If the City abandons its efforts to acquire all or a substantial portion of our water utility assets, whether through the pending eminent domain proceeding or a negotiated settlement, the market price of our common stock could be adversely affected.

UNDERWRITING

Janney Montgomery Scott LLC is the sole underwriter. Subject to the terms and conditions of the underwriting agreement dated December 10, 2009, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, all of the 350,000 shares of our common stock offered hereby at the public offering price less the underwriting discount on the cover page of this prospectus supplement.

Underwriter	Number of Shares

Janney Montgomery Scott LLC	350,000

Total	350,000

The underwriting agreement provides that obligations of the underwriter to purchase the shares of common stock that are being offered are subject to the approval of certain legal matters by counsel to the underwriter and to certain other conditions. The underwriter is obligated to purchase all of the common shares being offered by this prospectus supplement (other than shares of common stock covered by the over-allotment option described below) if it purchases any of the shares of common stock.

The underwriter proposes to offer some of the shares of common stock to the public initially at the offering price per share shown on the cover page of this prospectus supplement and may offer shares of common stock to certain dealers at such price less a concession not in excess of $0.54 per share. The underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the public offering of the shares of common stock, the public offering price and the concessions may be changed by the underwriter.

The following table shows the per share and total underwriting discount to be paid to the underwriter by us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase the over-allotment shares:

	Per Share		Total
	Without	With	Without	With
	Over-	Over-	Over-	Over-
	allotment	allotment	allotment	allotment

Underwriting discounts and commissions to be paid by us	$0.98	$0.98	$343,000	$394,450

We estimate that our out-of-pocket expenses for this offering, including the non-accountable expense allowance of $50,000 to be paid to the underwriter, will be approximately $250,000.

We have granted to the underwriter an option, exercisable for up to 30 days after the date of this prospectus supplement, to purchase up to 52,500 additional shares of common stock, at the same price per share as the public offering price, less the underwriting discounts and commissions shown on the cover page of this prospectus supplement. The underwriter may exercise such option in whole or in part only to cover over-allotments in the sale of the shares of common stock offered by this prospectus supplement. To the extent the underwriter exercises this option, the underwriter has a firm commitment, subject to certain conditions, to purchase all of the additional shares of common stock subject to such exercise.

In connection with this offering and in compliance with applicable securities laws, the underwriter may over-allot (i.e., sell more shares of common stock than is shown on the cover page of this prospectus supplement) and may effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those which might otherwise prevail in the open market. Such transactions may include making short sales and placing bids for the shares of common stock or effecting purchases of the common shares for the purpose of pegging, fixing or maintaining the price of the shares of common stock or for the purpose of reducing a short position created in connection with the offering. A short position may be covered by exercise of the over-allotment option described above in place of or in addition to open market purchases.

Additionally, the underwriter may engage in syndicate covering transactions, which involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the over-allotment option.

The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter may also impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common shares originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. The imposition of a penalty bid may have an effect on the price of the shares of common stock to the extent that it may discourage resales of the common shares.

In connection with this offering, the underwriter and its affiliates who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the five business days prior to the pricing of the offering before the commencement of offers and sales of the common shares. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We and the underwriter make no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of the common stock. In addition, we and the underwriter make no representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The underwriter does not intend to confirm sales of the common stock to any accounts over which it exercises discretionary authority.

The underwriting agreement provides that our directors and executive officers will agree not to, directly or indirectly, sell or otherwise dispose of any shares of our common stock for a period of 90 days after the completion of this offering, without the prior written consent of Janney Montgomery Scott LLC. Together, this group owns, prior to the offering, 4.0% of the outstanding common shares on December 9, 2009 (including shares subject to unexercised vested stock options). We have also agreed to make no such sales during this period except in connection with the issuance of shares pursuant to our employee stock purchase plan and our common stock purchase and dividend reinvestment plan.

We have agreed to indemnify the underwriter against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act of 1933.

The underwriter has, from time to time, provided us, and may in the future provide us with investment banking and other services for which they received or will receive customary compensation.

The common shares are listed on the Nasdaq Global Market under the symbol “PNNW.”

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by the underwriter, and the underwriter may distribute this prospectus supplement and the accompanying prospectus electronically. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus.

EXPERTS

The consolidated financial statements and schedules of Pennichuck Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of ParenteBeard LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Nutter McClennen & Fish LLP, Boston, Massachusetts. Certain legal matters related to the offering will be passed upon for the underwriter by Ballard Spahr LLP, Philadelphia, Pennsylvania.

PROSPECTUS

COMMON STOCK

We may, from time to time, offer to sell up to 1,000,000 shares of our common stock, par value $1 per share, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a supplement to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

We may offer the shares of our common stock to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Global Market under the symbol “PNNW.” On June 23, 2009, the last reported sale price of our common stock on the Nasdaq Global Market was $21.92 per share.

Investing in our common stock involves risks, including risks related to an ongoing eminent domain proceeding against us by the City of Nashua, New Hampshire. You should read the sections titled “Risk Factors” on page 2 below before purchasing any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security.

SUMMARY

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to 1,000,000 shares of our common stock described in this prospectus in one or more offerings. Each time we sell shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” before buying shares of our common stock in an offering.

In this prospectus, unless the context specifically indicates otherwise “the Company,” “we,” “us” and “our” refer to Pennichuck Corporation.

About Pennichuck Corporation

We are a holding company whose income is derived from the earnings of our five wholly-owned subsidiaries. We are engaged primarily in the collection, storage, treatment and distribution of potable water for domestic, industrial, commercial and fire protection service in New Hampshire through our three utility subsidiaries: Pennichuck Water, Pennichuck East and Pittsfield Aqueduct. Our water utility revenues constituted 91% of our consolidated revenues for the year ended December 31, 2008. Pennichuck Water, our principal subsidiary which was established in 1852, accounted for 71% of our consolidated revenues for 2008. Pennichuck Water’s franchise area presently includes the City of Nashua, New Hampshire (the “City”) and 10 surrounding municipalities.

Additional information regarding Pennichuck Corporation, including our audited consolidated financial statements and a more detailed description of Pennichuck, is contained in the documents incorporated by reference in this prospectus.

Contacting us:	You can write to us at the following address:

Pennichuck Corporation Investor Relations 25 Manchester Street P.O. Box 1947 Merrimack, New Hampshire 03054-1947

You can also telephone our Investor Relations Department at 603-882-5191 or 1-800-553-5191.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference into this prospectus under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should also refer to other information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

ONGOING EMINENT DOMAIN PROCEEDING

The City of Nashua (“the City”) is engaged in an ongoing effort that began in 2002 to acquire all or a significant portion of Pennichuck Water’s assets through an eminent domain proceeding. The following description of the eminent domain proceeding is qualified in its entirety by information regarding the eminent domain proceeding and related matters that is contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act, and by any additional information that may be included in any applicable prospectus supplement.

On March 25, 2004, the City filed a petition with the New Hampshire Public Utility Commission under the New Hampshire utility municipalization statute, NHRSA Ch. 38. Under NHRSA Ch. 38, if the NHPUC makes a finding that it is in the public interest to do so, a municipality may take the assets of a utility providing service in that municipality. The NHPUC is also charged with determining the amount of compensation for the assets that it finds are in the public interest for the municipality to take.

On July 25, 2008, the NHPUC issued an order that the taking of the assets of Pennichuck Water is in the public interest provided certain conditions are met, and that the price to be paid to Pennichuck Water for such assets is $203 million as of December 31, 2008. One of those conditions is a requirement that the City place an additional $40 million into a mitigation fund to protect the interests of the customers of Pennichuck East and Pittsfield Aqueduct. Both Pennichuck and the City submitted motions to the NHPUC requesting reconsideration or rehearing as to its order. On March 13, 2009, the NHPUC issued an order denying those motions in their entirety.

Pennichuck and the City have filed appeals with the New Hampshire Supreme Court (the “Supreme Court”). Pennichuck’s appeal is principally focused on legal issues relating to the NHPUC’s “public interest” determination. The City’s appeal focuses principally on the valuation of Pennichuck Water’s assets and the need for the $40 million mitigation reserve. The Supreme Court has agreed to hear the appeals, but it has not set a schedule for the submission of briefs or oral arguments. Pennichuck expects that the Supreme Court is not likely to render a decision before early 2010.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, or incorporated by reference into this prospectus, are forward-looking statements intended to qualify for safe harbors from liability under the Private Securities Litigation Reform Act of 1995, as amended (and codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). The statements are made based upon, among other things, our current assumptions, expectations and beliefs concerning future developments and their potential effect on us. In some cases you can identify forward-looking statements where statements are preceded by, followed by, or include the words “in the future,” “believes,” “expects,” “anticipates,” “plans” or similar expressions, or the negative thereof.

Forward-looking statements involve risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such factors include, among other things, whether eminent domain proceedings are successful against some or all of our water utility assets, the success of applications for rate relief, changes in governmental regulations, changes in the economic and business environment that may impact demand for our water and real estate products, changes in capital requirements that may affect our level of capital expenditures, changes in business strategy or plans and fluctuations in weather conditions that impact water consumption. These risks and others are described elsewhere in this prospectus, including particularly under the caption “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 11,500,000 shares of authorized common stock, par value $1 per share and 100,000 shares of authorized preferred stock , no par value. As of June 23 , 2009, there were 4,255,573 shares of our common stock outstanding, and no shares of preferred stock outstanding. Our common stock is traded on The NASDAQ Global Market under the trading symbol “PNNW.” On June 23, 2009, the last reported sale price of our common stock on The NASDAQ Global Market was $21.92 per share. You are urged to obtain current market quotations for our common stock.

PLAN OF DISTRIBUTION

We may sell our securities from time to time to or through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may also issue these securities as compensation to such agents, underwriters or dealers for making sales of our securities. We may use these methods in any combination.

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement and the offered securities will be acquired by the underwriters for their own account.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.

By Dealers

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

By Agents

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless indicated otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	An agent may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

By Delayed Delivery Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when payment will be demanded and securities delivered under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

By Shareholder Subscription Offerings

Direct sales to our shareholders may be accomplished through shareholder subscription rights distributed to shareholders. In connection with the distribution of shareholder subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. The shareholder subscription rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration and will not be transferable. The prospectus supplement with respect to the offer of securities under shareholder subscription rights will set forth the relevant terms of the shareholder subscription rights, including:

•	the number of shares of our common stock that will be offered under the shareholder subscription rights;

•	the period during which and the price at which the shareholder subscription rights will be exercisable;

•	any provisions for changes to or adjustments in the exercise price of the shareholder subscription rights; and

•	any other material terms of the shareholder subscription rights.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Representatives of the underwriters or agents through whom our securities are or may be sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters or agents to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

The maximum compensation to be received by any underwriter, dealer or agent that is participating in a distribution of our securities covered by this prospectus and that is a FINRA member will not be greater than eight (8) percent of the offering price of such securities.

USE OF PROCEEDS

Unless we otherwise specify in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, reduction or refinancing of debt or other corporate obligations, the financing of capital expenditures, potential acquisitions of complementary businesses, the financing of capital expenditures and other general corporate purposes, including working capital. Our management will have broad discretion in the allocation of net proceeds from the sale of any securities sold by us.

The actual application of proceeds from the sale of shares of our common stock issued hereunder will be described in the applicable prospectus supplement relating thereto. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We currently have no plans for specific use of the net proceeds. We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC to register the stock discussed in this Prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may inspect the registration statement and exhibits without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We make available free of charge through our Internet website at www.pennichuck.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the followings documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	Our Current Report on Form 8-K filed with the SEC on March 4, 2009 and our two Current Reports on Form 8-K filed with the SEC on March 19, 2009.

In addition, the description of our common stock contained in our registration statement on Form S-2 (File No. 333-65527) filed on October 9, 1998, as amended and any report updating such description, is incorporated by reference herein. The description of our Rights Agreement contained in our registration statement on Form 8-A12G (File No. 000-18552) filed on April 21, 2000, as amended, is also incorporated by reference herein.

All documents that we file after the date of the initial registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus. All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no cost to the requestor upon written or oral request to:

Pennichuck Corporation
Investor Relations
25 Manchester Street
P.O. Box 1947
Merrimack, New Hampshire 03054-1947
Telephone No. 603-882-5191 or 1-800-553-5191

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

EXPERTS

The consolidated financial statements and schedules of Pennichuck Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Beard Miller Company LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Nutter McClennen & Fish LLP, Boston, Massachusetts.

The date of this prospectus is July 13, 2009

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus supplement and the accompanying prospectus is current as of respective dates of the documents containing the information.